Exhibit 34.6

      CONSULTANTS & CERTIFIED PUBLIC ACCOUNTANTS www.pmbhd.com

             Report of Independent Registered Public Accounting Firm
                 Regulation AB Item 1122 SFR Servicing Platform

      The Board of Directors and Specialized Loan Servicing LLC

      We have examined management's assertion, included in the accompanying Management's Assertion on Compliance with Applicable Regulation AB Servicing Criteria (the "Management Assertion"), that Specialized Loan Servicing LLC (the "Company") complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the single family residential ("SFR") mortgage loan servicing compliance platform (the "Regulation AB Item 1122 SFR Servicing Platform"), as defined in the Management Assertion, as of and for the year ended December 31, 2007, except for criteria 1122(d)(1)(iii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv),
      1122(d)(4)(i), 1122(d)(4)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the Regulation AB Item 1122 SFR Servicing Platform covered by this report. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria based on our examination.

      Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Regulation AB Item 1122 SFR Servicing Platform, testing of less than all of the servicing activities related to the Regulation AB Item 1122 SFR Servicing Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the Securities and Exchange Commission Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06").

      Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

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       PMB HELIN DONOVAN, LLP o A MEMBER OF RUSSELL BEDFORD INTERNATIONAL
      AUSTIN o HOUSTON o ORANGE COUNTY o SAN FRANCISCO o SEATTLE o SPOKANE

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      As described in the Management's Assertion, for servicing criteria
      1122(d)(1)(ii), 1122(d)(2)(i), 1122(d)(4)(ii), 1122(d)(4)(xi),
      1122(d)(4)(xii), and 1122(d)(4)(xiii), the Company has engaged various vendors to perform certain activities required by these servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply, in all material respects, with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the Securities and Exchange Commission requirements to apply Interpretation 17.06 for the vendors and related criteria as described in the Management Assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

      In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(1)(ii), 1122(d)(2)(i), 1122(d)(4)(ii), 1122(d)(4)(xi),
      1122(d)(4)(xii), and 1122(d)(4)(xiii), for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2007 for the Regulation AB 1122 SFR Servicing Platform, is fairly stated, in all material respects.


      /s/ PMB Helin Donovan, LLP

      PMB Helin Donovan, LLP

      March 12, 2008